Exhibit 99.1

For more information, contact:

Michelle Metter
or Maria Amor
Formula
(619) 234-0345

Grace Platon
Vertis
(800) 365-8957

FOR IMMEDIATE RELEASE

VERTIS ANNOUNCES EXECUTIVE CHANGES

Baltimore, Md. (March 2, 2005) – Vertis, Inc., today announced the promotion of Dean Durbin to chief operating officer and Stephen Tremblay to chief financial officer.

“Dean’s eight years of experience at Vertis, first as chief financial officer and most recently as president and CFO have prepared him well to assume responsibilities for all of the operations of our company,” said Don Roland, chairman and chief executive officer of Vertis. “Steve has worked closely with Dean for over six years, most recently as senior vice president, finance and treasurer, and is equally well prepared to assume the full responsibility as CFO of Vertis. In their new roles both Dean and Steve will help lead our company to its next stage of growth as the leading provider of targeted advertising products and services.”

Mr. Durbin will have responsibility for all of the company’s operations and sales as well as the areas of shared services, including finance, human resources, information technology, legal, and marketing. Mr. Tremblay will oversee Vertis’ finance team.

For more information contact Michelle Metter or Maria Amor at (619) 234-0345.

About Vertis

Vertis is the premier provider of targeted advertising, media, and marketing services. Its products and services include consumer research, audience targeting, media planning and placement, creative services and workflow management, targeted advertising inserts, direct mail, interactive marketing, packaging solutions, and digital one-to-one marketing and fulfillment.  Headquartered in Baltimore, Md., with facilities throughout the U.S. and the U.K., Vertis combines technology, creative resources, and innovative production to serve the targeted marketing needs of companies worldwide. To learn more about Vertis, visit www.vertisinc.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believes, “anticipates, “expects, “estimates, “plans, “intends,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.

Consequently, you should consider any such forward-looking statements only as our current plans, estimates, and beliefs. Even if those plans, estimates, or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.

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